Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report relating to the June 30, 2019 financial statements of SunHydrogen, Inc. (the “Company”) which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated September 27, 2019, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2020, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Liggett & Webb, P.A.

New York, New York

January 28, 2021